LOAN AGREEMENT

between

CITY OF FORSYTH, ROSEBUD COUNTY, MONTANA

and

NORTHWESTERN CORPORATION

Dated as of April 1, 2006

Relating to

$170,205,000

Pollution Control Revenue Refunding Bonds

(North Western Corporation Colstrip Project)

Series 2006

         The amounts payable to the City of Forsyth, Rosebud County, Montana (the "Issuer"), and certain other rights of the Issuer under this Loan Agreement and in the first mortgage bonds of NorthWestern Corporation (the "Company") that shall be delivered by the Company in accordance with Section 5.01 hereof (except for amounts payable to, and certain rights and privileges of, the Issuer under Sections 5.03, 5.04, 5.05, 6.04, 8.05 and 8.07 hereof and any rights of the Issuer to receive notices, certificates, requests, requisitions, directions and other communications hereunder) have been pledged and assigned to U.S. Bank National Association, as Trustee under the Indenture of Trust, dated as of April 1, 2006, between the Issuer and said Trustee. For" the purpose of perfecting the security interest of such Trustee in such amounts payable and such rights assigned to such Trustee, under the Montana Uniform Commercial Code—Secured Transactions or otherwise, the counterpart of this Loan Agreement and the first mortgage bonds delivered, pledged and assigned to such Trustee shall be deemed the original thereof.

Section10.07	Severability..........................................................................................	15
Section10.08	Governing Law......................................................................................	15
EXHIBIT A	COLSTRIP UNITS POLLUTION CONTROL FACILITIES

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of April 1, 2006, between the CITY OF FORSYTH, ROSEBUD COUNTY, MONTANA, a,municipal corporation and political subdivision organized and existing under the Constitution and laws of the State of Montana (the "Issuer"), and NORTHWESTERN CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Company"),

WITNESSETH

WHEREAS, the Issuer is authorized by the provisions of the Act (as hereinafter defined) to issue one or more series of its revenue bonds and to loan the proceeds to others for the purpose of defraying the cost of acquiring or improving projects consisting of land, any building or other improvement, and any other real and personal properties deemed necessary in connection therewith, whether or not now in existence, whether located within or without the boundaries of the Issuer, which shall be suitable for, among other things, Electric Energy Generation Facilities (as defined in the Act), including, but not limited to, air and water pollution control facilities and sewage and solid waste disposal facilities;

WHEREAS, the Issuer is authorized by the provisions of the Act to issue one or more series of its revenue refunding bonds to refund revenue bonds issued under the provisions of the Act;

WHEREAS, the Act provides that payment of principal of and interest on revenue bonds issued thereunder shall be secured by a pledge of the revenues out of which such revenue bonds shall be payable and may be secured by a pledge of an agreement relating to a project and such other security device as may be deemed most advantageous by the Issuer;

WHEREAS, the Issuer has heretofore issued and sold the Prior Bonds (as hereinafter defined), all -of which will be outstanding on the date of the authentication and delivery of the Bonds (as hereinafter defined), for the purpose of refinancing the cost to the Company of acquiring and improving the Facilities (as hereinafter defined);

WHEREAS, the Issuer, by Resolution adopted pursuant to and in accordance with the Act, has authorized and undertaken to issue the Bonds for the purpose of refunding the Prior Bonds;

WHEREAS, the Issuer has agreed under this Loan Agreement to lend to the Company the proceeds (other than accrued interest, if any) from the sale of the Bonds for the purpose of refunding the Prior Bonds;

WHEREAS, the Company has agreed tinder this Loan Agreement to make payments sufficient to pay when due (whether at stated maturity, by acceleration or otherwise) the principal of, and premium, if any, and interest, on the Bonds; and

WHEREAS, the Company has issued and delivered the Company's First Mortgage Bonds (as hereinafter defined) to the Trustee (as hereinafter defined) to secure the payment of certain of its obligations hereunder;

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby and in consideration’ of the premises, do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. The terms defined in Article of the Indenture of Trust between the City of Forsyth, Rosebud County, Montana, and U.S. Bank National Association, a national banking association, as Trustee, dated as of April I, 2006, shall, for all purposes of this Loan Agreement, have the meanings specified therein, unless the context clearly requires otherwise.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01. Representations and Warrants of the Issuer. The Issuer represents, warrants and agrees that:

(a)      The Issuer is a municipal corporation and political subdivision duly organized and existing under the Constitution and laws of the State of Montana.

(b)      The Issuer has the power to enter into this Loan Agreement and the Indenture and to perform and observe the agreements and covenants on its part contained herein and therein, including without limitation the power to issue and sell the Bonds as contemplated herein and in the Indenture, and by proper corporate action has duly authorized the execution and delivery hereof and thereof.

(c)      The execution and delivery of this Loan Agreement and the Indenture by the Issuer do not, and consummation of the transactions contemplated hereby and thereby and fulfillment of the terms hereof and thereof by the Issuer will not, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Issuer is now a party or by which it is now bound, or any order, rule or regulation applicable to the Issuer of any court or of any regulatory body or administrative agency oe other governmental body having jurisdiction over the Issuer or over any of its properties, or any statute of any jurisdiction applicable to the Issuer.

(d)      The Issuer has not assigned and will not assign its interest in this Loan Agreement other than to secure the Bonds.

(e) The public hearing and approval requirements of Section 90-5-104 of the Act relating to the Project have been satisfied.

Section 2.02. Representations and Warranties of the Company. The Company represents, warrants and agrees that:

(a)      The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware.

(b)      The Company has the power to enter, into this Loan Agreement and to perform and observe the agreements and covenants on its part contained herein, including without limitation the power to issue and deliver the First Mortgage Bonds as contemplated herein, in the Mortgage and in the Bond Delivery Agreement, and by proper corporate action has duly authorized the execution and delivery hereof.

(c)      The execution and delivery of this Loan Agreement by the Company do not, and consummation of the transactions contemplated hereby and fulfillment of the terms hereof by the Company, including, without limitation, the issuance and delivery of the First Mortgage Bonds and the execution and delivery of the Bond Delivery Agreement, will not, result in a material breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it is now bound, or the Amended and Restated Certificate of Incorporation, as amended, or the Bylaws of the Company, or any order, rule or regulation applicable to the Company of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction over the Company or over any of its properties, or any statute of any jurisdiction applicable to the Company.

(d)      The Montana Public Service Commission, and the Federal Energy Regulatory Commission have approved all of the transactions contemplated by this Loan Agreement which require its approval, and no other consent, approval, authorization or other order of any governmental body is required for the Company's participation therein, except such as may have been obtained or may be required under the securities laws of any jurisdiction.

(e)      The information relating to the Facilities (other than estimates) furnished by the Company or The Montana Power Company, as its predecessor in interest, in writing to Chapman and Cutler LLP, as Bond Counsel, in connection with the issuance by the Issuer of the Original Bonds, the Prior Bonds and the Bonds, was, at the time furnished, and remains, to the Company's knowledge, true and correct.

(f)       The Facilities consist of those facilities described in Exhibit A hereto and are (i) designed to meet applicable federal, state and local requirements for the control of pollution or the disposal of solid waste, (ii) to be used solely for purposes contemplated by the Act, and (iii) located within Rosebud County, Montana.

(g)      The Montana Department of Health and Environmental Sciences has certified that the pollution control facilities constituting part of the Facilities, as designed, are in furtherance of the purpose of abating or controlling atmospheric pollutants or contaminants, and water pollution, as the case may be.

(h)      The Company has received an executed counterpart of the Indenture and consents to and approves each and every provision thereof.

(i)       To the Company's knowledge, (i) the Indenture of Trust, dated as of May I, 1993 (the "I993A Indenture"), from the Issuer to J.P. Morgan Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as successor trustee (the "Prior .Trustee"), (ii) the Loan Agreement, dated as of May 1, 1993, between the Issuer and the Company, as amended by that certain First Supplemental 'Loan Agreement, dated as of September 21, 2001, between the Issuer and the Company (the "1993A Loan Agreement"), (iii) the Indenture of Trust, dated as of December 1, 1993 (the "/993B Indenture" and, collectively with the 1993A Indenture, the "Prior Indenture"), from the Issuer to the Prior Trustee, and (iv) the Loan Agreement, dated as of December 1, 1993, between the Issuer and the Company, as amended by that certain First Supplemental Loan Agreement, dated as of September 21, 2001, between the Issuer and the Company (the "1993B Loan Agreement" and, collectively with the 1993A Loan Agreement, the "Prior Agreements"), pursuant to which the Prior Bonds were issued and sold and are outstanding, are in full force and effect, without amendment (except as described above), and no event has occurred and is continuing under the provisions of any of such instruments which event now constitutes, or with the lapse of time or the giving of notice, or both, would constitute, an event of default thereunder.

ARTICLE III

THE FACILITIES

Section 3.1. Maintenance of Facilities. The Company shall at all times exercise all of its rights, powers, elections and options under the Inter-Company Agreements to cause the Facilities, and every element and unit thereof, to be maintained in good repair, working order and condition; provided, however, that the Company may cause the discontinuance of the operation or a reduction in the capacity of the Facilities, or any element or unit thereof, if, in the judgment of the Company, it is no longer economic to operate the same or to operate the same at its former capacity, or if the Company intends to sell and dispose of its interest in the same and within a reasonable time shall endeavor to effectuate such sale or disposition.

The Company may, at its own expense, exercise any of its rights, powers, elections and options under the Inter-Company Agreements to cause the Facilities to be remodeled or cause such substitutions, modifications and improvements to be made to the Facilities from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Loan Agreement as part of the Facilities; provided, however, that the Company shall not exercise any such right, power, election or option if the proposed remodeling, substitution, modification or improvement would adversely affect the exclusion of interest on the Bonds from the gross income of Owners thereof for federal income tax purposes.

Section 3.02. Facilities Insurance. The Company shall exercise all its rights and powers and will perform all of its duties under the Inter-Company Agreements to cause insurance to be taken out and continuously maintained in effect with respect to the Facilities against such risks and to such extent as is required by the Inter-Company Agreements. All proceeds of such insurance shall be for the account of the Company to the extent of the interest of the Company in the Facilities.

Section 3.03. Condemnation. The Company shall be entitled to the proceeds of any condemnation award or portion thereof made for damage to or taking of the Facilities or other property of the Company, to the extent of the interest of the Company in the Facilities or such other property, as the case may be.

Section 3.04. Termination of Operation. Anything in this Loan Agreement to the contrary notwithstanding, the Company shall have the right at any time to cause the operation of the Facilities to be terminated if the Company shall have determined that the continued operation of the Project or the Facilities is uneconomical for any reason.

ARTICLE IV

ISSUANCE OF THE BONDS; THE LOAN; DISPOSITION

OF PROCEEDS OF THE BONDS; LOAN PAYMENTS

Section 4.01. Issuance of the Bonds. The Issuer shall issue and sell the Bonds under and in accordance with the Indenture and the bond purchase agreement between the Issuer and the initial purchasers of the Bonds. The Company hereby approves the issuance and sale of the Bonds as aforesaid.

Section 4.02. Issuance of Other Obligations. The Issuer and the Company expressly reserve the right to enter into, to the extent permitted by law, an agreement or agreements other than this Loan Agreement with respect to the issuance by the Issuer, under an indenture or indentures other than the Indenture, of obligations to provide funds to defray any additional costs of construction of the Facilities or to refund any or all of the Bonds.

Section 4.03. The Loan; Disposition of Bond Proceeds; Refunding Prior Bonds. (a) The Issuer shall lend to the Company the proceeds of the issuance and sale of the Bonds, other than accrued interest, if any, paid by the initial purchasers thereof, for the purposes specified in this Loan Agreement, such proceeds to be applied as provided hereinafter and in the Indenture.

(b) The Issuer and the Company shall cause the proceeds of the Bonds, other than accrued interest, if any, paid by the initial purchasers thereof, to be deposited with the Prior Trustee under the indentures (described in Section 2.02(i) hereof) pursuant to which the Prior Bonds have been issued in order to effect the redemption of the Prior Bonds. Because such Bond proceeds will not be sufficient to affect the redemption of the Prior Bonds, the Company, simultaneously with the transfer of such proceeds referred to in the preceding sentence and at its own expense and without any 'right of reimbursement in respect thereof, shall pay to such trustee for deposit into the bond fund under such indenture, all amounts necessary to effect the redemption of the Prior Bonds.

The Issuer• shall establish the Bond Fund with the Trustee in accordance with Section 4.01 of the Indenture. The proceeds of the issuance and sale of the Bonds constituting accrued interest, if any, paid by the initial purchasers thereof shall be deposited into the Bond Fund.

Section 4.04. Loan Repayments. (a) As and for repayment of the loan made to the Company by the Issuer pursuant to Section 4.03 hereof, the Company shall pay to the Trustee for the account of the Issuer an amount equal to the aggregate principal amount of, and the premium, . if any, on the Bonds from time to time Outstanding and, as interest on its obligation to pay such amount, an amount equal to interest on the Bonds, such amounts to be paid in installments of immediately available funds due on the dates, in the amounts and in the manner provided in the Indenture for the payment of the principal of, and premium, if any, and interest on, the Bonds whether at maturity, upon redemption or otherwise; provided, however, that the obligation of the Company to make any such payment hereunder shall be reduced by the amount on deposit into the Bond Fund pursuant to Section 2.10 thereof.

(b) In the event the Company shall fail to make any payment required by Section 4.04(a) with respect to the principal of, or premium, if any, or interest on, any Bond, the payment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid and the Company will pay interest on any overdue amount with respect to principal of such Bond and, to the extent permitted by law, on any overdue amount with respect to premium, if any, and interest on such Bond, at the interest rate borne by such Bond until paid.

Section 4.05. Compliance with Prior Agreements. The Company hereby confirms its obligations under the Prior Agreements to furnish any moneys required to be deposited with the Prior Trustee under the Prior Indentures in order to redeem the Prior Bonds on the date such bonds have been called for redemption (the "Redemption Date"), to the extent that the proceeds of the Bonds on deposit in each of the bond funds established for the Prior Bonds, together with any investment earnings thereon, is less than the. amount required to pay the principal of and applicable redemption premium and interest on the Prior Bonds upon their redemption on the Redemption Date, in accordance with the terms and conditions of the Prior Indentures.

ARTICLE V

THE FIRST MORTGAGE

BONDS; OTHER OBLIGATIONS

Section 5.01. Issuance, Delivery and Surrender of First Mortgage Bonds. The obligation of the Company pursuant to Section 4.04 hereof to repay the loan made to it by the Issuer pursuant to Section 4.03 hereof shall be secured, by the First Mortgage Bonds. Concurrently with the issuance and delivery by the Issuer of the Bonds, the Company shall issue and deliver to the Trustee a series of First Mortgage Bonds as provided in the Bond Delivery Agreement (1) maturing on the same date and in the same principal amount as the Bonds, (ii) bearing interest at the same rate, payable at the same times, as the Bonds, (iii) containing redemption provisions correlative to the provisions of Section 3.01 of the Indenture, and (iv) subject to the provisions of Section 5.01(b) hereof, requiring payments of the principal thereof and premium, if any, and interest thereon to be made to the Trustee for the account of the Issuer. The First Mortgage Bonds shall be delivered to and registered in the name of the Trustee for the account of the Issuer and the benefit of the Owners from time to time of the Bonds and shall be held, voted, transferred and surrendered by the Trustee subject to and in accordance with the respective provisions of this Loan Agreement, the Indenture and the Bond Delivery Agreement.

Section 5.02. Payments Assigned; Obligation Absolute. It is understood and agreed that all payments to be made by the Company hereunder (except for payments made pursuant to Sections 5.03, 5.04, 5.05, 6.04 and 8.05 hereof) and on the First Mortgage Bonds are, by the Indenture, pledged and assigned by the Issuer to the Trustee, and that all rights and interest of the Issuer hereunder (except for the Issuer's rights under Sections 5.03, 5.04, 5.05, 6.04 and 8.05 hereof and any rights of the Issuer to receive notices, certificates, requests, requisitions, directions and other communications hereunder), including rights under the Bond Delivery Agreement with respect, to the First Mortgage Bonds, are, by the Indenture, pledged and assigned to the Trustee. The Company assents to such pledge and assignment. The obligation of the Company to make the payments hereunder and on the First Mortgage Bonds, shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination or abatement, or to any defense other than payment or to any right of set-off, counterclaim or recoupment arising out of any breach under this Loan Agreement, the Indenture or otherwise by the Issuer or the Trustee or any other party, or out of any obligation or liability at any time owing to the Company by the Issuer, the Trustee or any other party, and, further, the payments hereunder and on the First Mortgage Bonds shall continue to be payable at the times and in the amounts herein specified, whether or not the Facilities or the Project, or any portion thereof, shall have been destroyed by fire or other casualty, or title thereto, or the use thereof, shall have been taken by the exercise of the power of eminent domain, and, further, there shall be no abatement of or diminution in any such payments by reason thereof, whether or not the Facilities or the Project shall be used or useful, whether or not any applicable laws, regulations or standards shall prevent or prohibit the use of the Facilities or the Project, or for any other reason.

Section 5.03. Payment of Expenses. The Company shall pay (a) all of the reasonable expenses incurred by the Issuer with' respect to the Loan Agreement, the Indenture and any transaction.or event contemplated by the Loan Agreement or the Indenture, including without limitation the out-of-pocket expenses of the Issuer and counsel for the Issuer incurred in connection with the authorization, issuance and sale of the Bonds and (b) the compensation and reimbursement of expenses and advances payable to the Trustee, the Paying Agent and the Registrar under any provision of the Loan Agreement or the Indenture. Such payments shall be made directly to each such entity.

Section 5.04. Indemnification. The Company agrees that the Issuer and its elected or appointed officials, officers, agents, legal counsel, servants and employees, and the Trustee andits directors, officers, employees and agents (collectively, the "Indemnified Parties"), shall not be liable for, and that the Company will at all times indemnify and hold harmless, the Indemnified Parties from and against any loss or liability, and pay all expenses of the Indemnified Parties relating to any lawsuit, proceeding or claim arising out of, or in any way relating to, the execution, delivery or performance of this Loan Agreement or the Bond Delivery Agreement or the Indenture or any action taken or omitted to be taken hereunder or thereunder, the acceptance or administration by the Trustee of its trusts under the Indenture, the issuance or sale of the Bonds, or any cause whatsoever relating to the Facilities, except, in any case, as a result of the negligence or willful misconduct of the Indemnified Party seeking indemnification. In case any action shall, be brought against any Indemnified Party in respect of which indemnity may be sought hereunder against the Company, such Indemnified Party shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably acceptable to the Indemnified Party and the payment of all expenses. Failure by such Indemnified Party to notify the Company shall not relieve the Company from any liability which it may have to such Indemnified Party otherwise than under this Section 5.04. Such Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by such Indemnified Party unless the employment of such counsel has been authorized by the Company. The Company shall not be liable for any settlement of any such action without its consent, but if any such action is settled with the consent of the Company or if there be final judgment for the plaintiff in any such action, the Company shall indemnify and hold harmless such Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

Section 5.05. Payment of Taxes; Discharge of Liens. The Company shall: (a) pay, or make provision for payment.of, all lawful taxes and assessments, including income, profits, property.or excise taxes, if any, or other municipal or governmental charges, levied or assessed by any federal, state or municipal government or political body upon its interest in the Facilities or any part thereof or upon any amounts payable hereunder or on the First Mortgage Bonds when the same shall become due, and (b) pay or cause to be satisfied and discharged or make adequate provision to satisfy and discharge, within sixty (60) days after the same shall accrue, any lien or charge upon any amounts payable hereunder or on the First Mortgage Bonds, and all lawful claims or demands for labor, materials, supplies or other charges which, if unpaid, might be or become a lien thereon, provided, that, the Company may, at its expense, and in its own name and behalf or in the name and behalf of the Issuer, in good faith contest any such taxes, assessments and other charges, and in such event may permit the taxes, assessments and other charges so contested to remain unpaid during the period of such contest and any appeal therefrom, provided during such period enforcement of such contested item is effectively stayed unless by nonpayment of any such items the lien of the Indenture as to the amounts payable hereunder or-on the First Mortgage Bonds will be materially endangered, in which event the Company shall promptly pay and cause to be satisfied and discharged all such unpaid items. The Issuer shall cooperate fully with the Company in any such contest. In the event that the Company shall fail to pay any of the foregoing items required by this Section to be paid by the Company, either the Issuer or the Trustee, in its discretion and without notice to the Owners of the Bonds, may make advances to effect payment.of such items on behalf of the Company, but neither the Issuer nor the Trustee shall have any obligation to do so. Any and all such advances may bear interest at a rate per annum equal to the prime lending rate of the Trustee. No such advance shall operate to relieve the Company from any default hereunder.

ARTICLE VI

SPECIAL COVENANTS

Section 6.01. Maintenance of Existence. Except as permitted in this Section 6.01, the Company shall maintain its corporate existence, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge with or into another corporation. The Company may consolidate with or merge with or into another corporation incorporated under the laws of the United States of America, any state thereof or the District of Columbia, or sell, transfer or otherwise dispose of all or substantially all of its assets to any other entity if (a) no Event of Default under this Loan Agreement shall have occurred and be continuing, (b) the surviving, resulting or transferee corporation (if other than the Company), as the case may be, prior to or simultaneously with such merger, consolidation, sale, transfer or disposition, assumes, by delivery to the Trustee of an instrument in writing satisfactory in form to the Trustee, all the obligations of the Company hereunder and the obligations of the Company on the First Mortgage Bonds, and (c) in the case of a merger or consolidation in which the Company is not the surviving or resulting entity or in the case of such a sale, transfer or disposition, the Company shall deliver to the Trustee an opinion of counsel to the Company that such consolidation, merger, sale, transfer or disposition complies with the provisions of this Section 6.01.

If a consolidation, merger, sale or other transfer is made as permitted by this Section 6.01, the provisions of this Section 6.01 shall continue in full force and effect and no further consolidation, merger, sale or other transfer shall be made except in compliance with the provisions of this Section 6.01.

Section 6.02. Permits or Licenses. In the event that it may be necessary for the proper performance of this Loan Agreement on the part of the Company or the Issuer that any application or applications for any permit or license to do or to perform certain things be made to any governmental or other agency by the Company or the Issuer, the Company and the Issuer each, upon the request of the other, shall execute such application or applications.

Section 6.03. issuer's Access to Facilities. The Issuer shall have the right, subject to such limitations, restrictions and requirements as the Company may reasonably prescribe and upon appropriate prior notice to the Company, to have reasonable access to the Facilities during normal business hours for the purpose of making examinations and inspections of the same.

Section 6.04. Arbitrage and Tax Exemption Certtfication.s and Covenants. The Company covenants for the benefit of the Issuer and the Owners from time to time of the Bonds that, so long as any of the Bonds remain Outstanding, it will not take any action, or permit to be taken any action, and that moneys on deposit in any fund or account in connection with the Bonds, whether or not such moneys were derived from the proceeds of the sale of the Bonds or from any other sources, will not be used or invested in a manner, which will cause the Bonds to be"arbitrage bonds" within the meaning of Section 148 of the Code or which will otherwise cause interest on the Bonds to be includable in the gross income of the Owners thereof for purposes of federal income taxation. To such end, the Company has entered into the Tax Certificate. The Company covenants and agrees that it will comply with the Tax Certificate, as the same may be amended from time to time, in accordance with its terms. Pursuant to such covenant, the Company obligates itself to comply with the requirements of Section 148 of the Code, so long as any of the Bonds are Outstanding. The Company shall not be deemed to have violated this covenant by virtue of the fact that interest on any of the Bonds becomes includable in gross income of a Person who is a "substantial user" of the Facilities or a "related person" within the meaning of Section 103(b) of the 1954 Code.

Section 6.05. Use of Facilities, The Company shall exercise all of its rights, powers, elections and.options under the Inter-Company Agreements to cause the Facilities to be used for purposes contemplated by the Act.

Nothing contained in this Loan Agreement shall be construed to require or authorize the Issuer to operate the Facilities or conduct any business enterprise therewith.

Section 6.06. Financing Statements. (a) The Company shall, to the extent required by law, file, record, refile and re-record, or cause to be filed, recorded, refiled and re-recorded, all documents or notices, including financing statements and continuation statements, required by law in order to perfect, or maintain the perfection of, the lien of the Indenture. The Issuer shall cooperate fully with the Company in taking any such action. Concurrently with the execution and delivery of the Bonds, the Company shall cause to be delivered to the Trustee an opinion of counsel (a) stating that in the opinion of such counsel, either (i) such action has been taken, as set forth therein, with respect to the recording and filing of such documents, notices and financing statements as is necessary to perfect the lien of the Indenture under the Uniform Commercial Code of the State of Montana, or (ii) no such action is necessary to so perfect such lien, and (b) stating the requirements for the filing of continuation statements or other documentation or notices in order to maintain the perfection of the lien of the Indenture.

(b) The Company shall be responsible for and shall pay any reasonable expenses of the Trustee, including legal fees, incurred pursuant to Section 6.10(b) of the Indenture.

Section 6.07. Company Changes. The Company will not voluntarily or involuntarily change its place of business, the state of its incorporation or formation or legal name without at least 30 days prior written notice to the Trustee, except in the event of a change in the principal place of business necessitated by fire, flood or other calamity, in which case such notice shall be provided as soon as practicable.

Section 6.08. Insurance Policy. (a) Concurrently with the initial authentication and delivery of the Bonds, the Company shall cause the Insurance Policy to be delivered to the Trustee. Under the Insurance Policy the Insurer shall guarantee the payment of the principal of the Bonds upon the stated maturity thereof and the payment of the interest on the Bonds on the regular interest payment dates therefor. The Issuer shall, in the Indenture, require the Trustee to take action under the Insurance Policy, in accordance with the terms and subject to the coverage thereof, to the extent necessary to cause amounts in respect of the principal of and interest on the Bonds to be paid to the Owners thereof.

(b) The Company agrees that (i) it will permit the Insurer to discuss the affairs, finances and accounts of the Company or any information the Insurer may reasonably request regarding the security for the Bonds with appropriate officers of the Company; provided, that to the extent such discussions pertain to material, non-public information, the Insurer shall first execute a confidentiality agreement reasonably satisfactory to the Company, (ii) it will file a copy of its annual report with the Insurer when the same shall be available and (iii) it will furnish such other information to the Insurer as the Insurer may reasonably request.

Section 6.09. Indenture Covenants. The Company agrees to observe and perform all requirements imposed upon it pursuant to the Indenture.

ARTICLE VII

ASSIGNMENT

Section 7.01. Conditions. The Company's interest in this Loan Agreement may be assigned as a whole or in part by the Company to another entity, subject, however, to the condition that no assignment shall cause the interest payable on the Bonds (other than Bonds held by a "substantial user" or "related person" within the meaning of Section 103(6)(13) of the 1954 Code) to be subject to federal income taxation or (other than as described in Section 6.01 hereof) relieve the Company from primary liability for its obligations on the First Mortgage Bonds or to make payments to the Trustee under Section 4.04 hereof or for any other of its obligations hereunder; and subject further to the condition that the Company shall have delivered to the Trustee (a) an opinion of counsel to the Company that such assignment complies with the provisions of this Section 7.01, and (b) an opinion of Bond Counsel to the effect that the proposed assignment will not impair the validity tinder the Act of the Bonds or the exemption from federal income taxation of the interest thereon.

Section 7.02. Instruments Furnished to Trustee The Company shall, within fifteen (15) days after the delivery thereof, furnish to the Issuer and the Trustee a true and complete copy of the agreements or other documents effectuating any such assignment.

Section 7.03. Limitation. This Loan Agreement shall not be assigned nor shall the Facilities be leased or sold, in whole or in part, except as provided in this Article VII or in Sections 3.01 or 6.01.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Each of the following events shall constitute and is referred to in this Loan Agreement as an "Event of Default":

(a)        a failure by the Company to pay when due any amounts required to be paid under Section 4.04(a) hereof or otherwise on the First Mortgage Bonds, which failure results in an Event of Default under Sections 8.01(a) or 8.01(b) of the Indenture;

(b)        a failure by the Company to pay when due any amount required to be paid under this Loan Agreement or to observe and perform any covenant, condition or agreement on its part to be observed or performed (other than a failure referred to in subsection (a) above), which failure shall continue for a period of ninety (90) days after written notice, specifying such failure and requesting that it be remedied, shall have been given to the Company by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Issuer and the Trustee will be deemed to have agreed-to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued;

(c)        an occurrence of a "Default" as such term is defined in Section 65 of the Mortgage; or

(d)	an "Event of Default" under the Indenture.

Section 8.02. Force Majeure. The provisions of Section 8.01(b) hereof are subject to the following limitations: If by reason of acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or Of the State of Montana or any department, agency, political subdivision, court or official of any of them, or any civil or military authority; insurrections; riots or other untoward conduct; epidemics; landslides; lightning; earthquakes; volcanoes; fires; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery; partial or entire failure of utilities; or any cause or event not reasonably within the control of the Company, the Company is unable in whole or in part to carry out any one or more of its agreements or obligations contained herein, other than its obligations under Sections 4.04, 5.01, 5.03, 5.04,.5.05 and 6.01 hereof and on the First Mortgage Bonds, the Company shall not be deemed in default by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the continuance of such inability. The Company shall make reasonable efforts to remedy with all reasonable dispatch the cause or causes preventing it from carrying out its agreements and obligations; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.

Section 8.03. Remedies. (a) Upon the occurrence and 'continuance of any Event of Default described in clause (c) of Section 8.01 hereof, the Trustee, as the holder of the First Mortgage

Bonds, shall, subject to the provisions of the Indenture, have the rights provided in the Mortgage.

(b)       Upon the occurrence and continuance of any Event of Default, the Trustee, as assignee of the Issuer may take, or cause to be taken, any action at law or in equity as may appear necessary or desirable to collect any payments then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company hereunder and under the Bond Delivery Agreement and the First Mortgage Bonds.

(c)       Any waiver of any "Event of Default" under the Indenture and a rescission and annulment of its consequences shall constitute a waiver of any corresponding Event of Default under this Loan Agreement and a rescission and annulment of the consequences thereof.

(d) Any amounts collected from the Company pursuant to this Section 8.03 shall be applied in accordance with the Indenture. No action taken pursuant to this Section 8.03 shall relieve the Company from the Company's obligations pursuant to Section 4.04 hereof.

Section 8.04. No Remedy Exclusive. No remedy conferred upon or reserved to the Issuer hereby is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer to exercise any remedy reserved to it in this Article VIII, it shall not be necessary to give any notice, other than such notice as may be, herein expressly required. Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee. The Trustee and the Owners, subject to the provisions of the Indenture, shall be entitled to the benefit of all covenants and agreements herein contained.

Section 8.05. Reimbursement of Attorneys' Fees If the Company shall default under any of the provisions hereof and the Issuer or the Trustee shall employ attorneys or incur other reasonable and proper expenses for the collection of payments due hereunder or on the First Mortgage Bonds or for the enforcement of performance or observance of any obligation or agreement on the part of the Company contained herein, the Company will on demand therefor reimburse the Issuer or the Trustee, as the case may be, for the reasonable fees of such attorneys and such other reasonable expenses so incurred.

Section 8.06. Waiver of Breach. In the event any obligation created hereby shall be breached by either of the parties hereto and such breach shall thereafter be waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. In view of the assignment of certain of the Issuer's rights and interests hereunder to the Trustee, the Issuer shall have no power to waive any default hereunder by the Company in respect of such rights and interests without the consent of the Trustee and the Trustee may exercise any of the rights of the Issuer hereunder.

Section 8.07. No Liability of Issuer. The Bonds are issued under and pursuant to the Act and shall be limited obligations of the Issuer payable solely out of the Receipts and Revenues of. The Issuer from the Loan Agreement, payments under the Insurance Policy or other moneys pledged to secure the Bonds.' No holder of any Bond has the right to compel any exercise of the taxing power of the Issuer to pay the Bonds or the interest or premium, if any, thereon, and the

Bonds shall not constitute an indebtedness of the Issuer or, a loan of credit thereof within the meaning of any constitutional or statutory provisions.

ARTICLE IX

REDEMPTION OF BONDS

Section 9.01. Redemption of Bonds. The Issuer shall take, or cause to be taken, the actions required by the Indenture to discharge the lien thereof through the redemption, or provision for payment or redemption, of all Bonds then Outstanding, or to effect the redemption, or provision for payment or redemption, of less than all the Bonds then Outstanding, upon receipt by the Issuer and the Trustee from the Company of a notice designating the principal amount and maturity of the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, and, in the case of redemption of Bonds, or provision therefor, specifying the date of redemption, which shall not be less than forty-five (45) days from the date such notice is given, the applicable provision of the Indenture and that all conditions precedent to the Company's right to direct the redemption or the provision for payment or redemption of the Bonds contained' in the Indenture have been complied with. Except in the case of a redemption pursuant to Section 3.01(c) of the Indenture, such notice (unless otherwise stated therein) shall be revocable by the Company at any time prior to the time at which the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, are first deemed to be paid in accordance with Article VII of the Indenture, The Company shall furnish any moneys required by the Indenture to be deposited with the Trustee or otherwise paid by the Issuer in connection with any of the foregoing purposes including moneys for payment of any premium on the Bonds which is not otherwise provided for.

Section 9.02. Compliance with the Indenture. Anything in this Loan Agreement to the contrary notwithstanding, the Issuer and the Company shall take all actions required by this Loan Agreement and the Indenture in order to comply with Section 3.01 of the Indenture.

ARTICLE X

MISCELLANEOUS

Section 10.01. Term of Loan Agreement. This Loan Agreement shall remain in full force and effect from the date hereof until the right, title and interest of the Trustee in and to the Trust Estate shall, have ceased, terminated and become void in accordance with Article VII of the Indenture and until all payments required under this Loan Agreement shall have been made. Any moneys remaining in the Bond Fund after the right, title and interest of the Trustee in and to the Trust Estate shall have ceased, terminated arid become void shall be paid to the Company.

Section 10.02. Notices. Except as otherwise provided in this Loan Agreement, all notices, certificates, requests, requisitions and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when mailed by first-class mail, postage prepaid, addressed as follows: if to the Issuer, at City Hall, Forsyth, Montana 59327, Attention: Mayor; if to the Company, at 125 South Dakota Avenue, Sioux Falls, South Dakota 57104, Attention: Treasurer; and if to the Trustee at such address as shall be designated in the Indenture. A copy of each notice, certificate, request or other communication given hereunder to the Issuer, the Company or the Trustee shall also be given to the others. Any of the foregoing may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

Section 10.03. Parties in Interest. Except as provided in Section 10.04, this Loan Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns, and no other person, firm or corporation shall have any right, remedy or claim under or by reason of this Loan Agreement; provided, however, that neither the Issuer, the State of Montana, or any political subdivision thereof shall in any event be liable for the payment of the principal of, or premium, if any, or interest on, the Bonds or for the performance of any pledge, mortgage, obligation or agreement created by or arising out of the Loan Agreement or the issuance of the Bonds; and provided, further, that neither the Bonds nor any obligation of the Issuer created by or arising under this Loan Agreement shall constitute an indebtedness or loan of credit of the Issuer, the State of Montana or any political subdivision thereof within the meaning of any constitutional or statutory provisions whatsoever, but shall be limited obligations of the Issuer payable solely out of the revenues derived from the First Mortgage Bonds or this Loan Agreement, or from the sale of the Bonds, or income earned on invested funds as provided herein and in the Indenture.

Section 10.04. The Insurer as Third Party Beneficiary. To the extent that this Loan Agreement confers upon or gives or grants to the Insurer any right, remedy or claim under or by reason of this Loan Agreement, the Insurer is hereby explicitly recognized as being a third-party beneficiary hereunder and may enforce any such right, remedy or claim conferred, given or granted hereunder.

Section 10.05. Amendments. This Loan Agreement may be amended only by written agreement of the parties hereto, subject to the limitations set forth herein and in the Indenture.

Section 10.06. Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same Loan Agreement.

Section 10.07. Severability. In case any one or more provisions of this Loan Agreement shall, for any reason, be held to be illegal or invalid, such illegality or invalidity shall not affect any other provisions hereof, and this Loan Agreement shall be construed and enforced as if such illegal or invalid provisions had not been contained herein.

Section 10.08. Governing Law. The laws of the State of Montana shall govern the construction and enforcement of this Loan Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed as of the day and year first above written.

CITY OF FORSYTH, ROSEBUD COUNTY, MONTANA
By: /s/ BRADLEY J. MATTESON
Mayor
ATTEST
By: /s/ DAVID PIMBERTON
City Clerk
NORTHWESTERN CORPORATION
By: PAUL J. EVANS
Treasurer

EXHIBIT A

COLSTRIP UNITS NOS. 1 AND 2 POLLUTION CONTROL FACILITIES

I.	VENTURI SCRUBBER SYSTEM

The function of the scrubber system is to remove fly ash and sulfur dioxide from the flue gas by washing with recycled liquor. The scrubbers were designed and installed by Combustion Equipment Associates and Inc. Particulate loading in the scrubber gases shall be equal to or less than 0.18 grains per actual cubic foot measured at the reheater outlet condition (equivalent to 0.02 grains per actual cubic foot in the stack). Sulfur dioxide in the scrubbed gases shall be equal to or less than one pound of SO, per million BTU of heat released in the furnace. The design conditions are for a flue gas flow of 1,430,000 cubic feet per minute per unit at 291°F. This system, together with a related monitoring device, is composed of three scrubber trains per unit, each containing a venturi throat, counter current sprays, mist eliminators, recycle tank, recycle pumps, steam coil type reheater, soot blowers, induced draft fan, effluent liquor pumps and lines, and pond return pumps Flue gas first passes down through the venturi throat section-and is thoroughly mixed with the liquor. The liquor drops out into the integral recycle tank with the absorbed ash and some absorbed SO,. Gas then passes upward through sprays and demisters where downward flowing liquor completes the SO2 absorption process. The liquor, again drops out in to the recycle tank. The gas passes on through a reheater before entering the ID fans and exiting out the stack. Spent liquor is pumped to a fly ash slurry disposal pond by effluent liquor pumps and clear water is returned to the recycle tank by the pond return pumps. Each scrubber unit includes all necessary pumps, agitators, all pipe lines interfacing the scrubber together with other unit facilities, other electrical services to the scrubber and associated equipment, and all other necessary equipment.

2.	ASH DISPOSAL SYSTEM

The fly ash slurry disposal system serves to dredge and pump fly ash slurry from the fly ash slurry disposal pond, mentioned above, to the evaporation pond and return reclaimed water to the fly ash slurry pond. The system includes a barge mounted dredge, booster pumps, a 16" diameter slurry pipeline, evaporation pond, a barge mounted return line pump, emergency drain pumps, sump pumps, seal water pumps, all electrical services, valves, miscellaneous piping, and all other necessary equipment. Facilities are included for bottom ash disposal.

3.	NITROGEN CONTROL SYSTEM

The nitrogen control system- services to reduce concentration of NO, in the flue gases. The System consists of four overfire air compartments per unit and associated ducting, air dampers, and combustion controls. In operation, the system functions to decrease combustion temperatures and NO, production by increasing the volume of the fireball region in which combustion takes place. This is accomplished by installation and control of overfire air compartments, which spread the supply of combustion air over a larger volume.

COLSTRIP UNITS NOS. 3 AND 4 POLLUTION CONTROL FACILITIES

I.POLLUTION CONTROL EQUIPMENT

Scrubber System

The air pollution control facilities employed on Units #3 and #4 consist of a complete scrubber system, including duct work, plenums, scrubber vessels, reheaters and induced draft fans, together with infrastructures, monitoring and electrical controls and instrumentation therefore, for the purpose of removing the sulfur dioxide (SO2) and particulate matter from the flue gas. The scrubber system also includes a scrubber maintenance facility, including a machine shop and laboratory dedicated to the scrubber system and an environment monitoring laboratory for the pollution control facilities. The scrubber system utilizes the Wet Venturi Principle and consists of eight modules for each unit through which the steam generator gases from the burned coal must pass.

The gases in the scrubber are contacted with finely atomized scrubber slurry. Within the stated performance of the system, fly ash particulates are removed by the slurry droplets. The sulfur dioxide reacts with the alkali contained in the slurry which results from the mixing of water, fly ash particulates, hydrated high calcium lime and hydrated dolomitic lime. A major portion of the sulfur dioxide is converted to solid sulfate compounds which are retained in the scrubber liquid and can, therefore, be piped to and deposited in an ash pond together with the particulate.

After the flue gas passes through the venturi section, absorption sprays and wash trays, it is processed through a demister which removes any entrained slurry and is then reheated and discharged through the stack.

The slurry system in the Units #3 and #4 scrubber system consists of recycle tanks, regenerators, agitators, pumps and pipelines. The slurry from the Units #3 and #4 scrubber system is transported to an effluent holding pond and involves the use of effluent holding tanks agitators, pumps and pipelines. A separate wash tray pond system is used to store the suspended solids collected from the wash tray system. Reclaimed water from the clear water section of these ponds is circulated back to the scrubber system.

Lime Storage

The sole purpose of the lime system is to supply the lime slurry requirements of the scrubber regeneration system. There is one lime system that serves the sixteen scrubbers for Units #3 and #4. Major components of the system include four slakers, in which calcined high calcium lime is reacted with water to produce a hydrated lime slurry, slurry transfer tanks, where the slurry is diluted with water and mixed with dry hydrated dolomitic lime, slurry feed storage tanks, where the slurry will be held for use by the regenerators as needed, hydrators, for mixing calcined dolomitic lime with water, and agitators.

Scrubber Sludge Disposal

Effluent slurry is pumped from the plant to the sludge disposal pond located approximately three miles southeast of the plant. The suspended solids settle to the pond bottom and the clear water is pumped back to the plant.

There are two phases in the development of this pond. The first phase requires the construction of one dam 108 feet high and 1,100 feet in length. A saddle dam must also be added. The saddle dam will vary in height with a maximum height for this phase of 36 feet and be approximately 2,800 feet in length. The capacity of Phase I will be 6,650 acre-feet and it will last approximately 10 years.

The development of the second phase will require that the original dam be raised to 138 feet in height and increased to a length of 2,500 feet. The saddle dam will be raised to a maximum height of 66 feet and a total length of 3,500 feet. The capacity of the second phase will be an additional 7,000 acre-feet and it will last approximately 12 years, for a total life of 22 years. The construction of the second phase is not included in cost reported at this time.

The sludge disposal pond design takes into account a permit requirement for minimum seepage, by providing low permeability plastic concrete filled trenches around the periphery of the pond constructed during the course of Phase I work.

Coal Dust Control System

The coal dust control system is designed to collect, store and treat coal dust resulting from mining, crushing, handling and storing coal in the course of normal Units #3 and #4 operations. To control coal dust air pollution the points where coal is transferred between conveyors or placed in coal piles have been enclosed. The coal transfer stations between conveyors are enclosed with steel framed structures with metal siding. The structures are equipped with vacuum filtration systems, consisting of ducts, blowers, dust removal filters and associated equipment, to remove coal dust from exhaust air from the structures, and are also equipped with mechanical dust collectors. The mainline 45,000 ton coal storage pile is enclosed with a 340' long A-frame precast panel concrete structure designed to contain coal dust, thereby allowing its removal and treatment.

Cooling Tower Drift Containment Control Facility

Operation of the cooling towers produces exhaust air emissions containing circulating water, particulates and other pollutants generally known as cooling tower drift. To control release of these air pollutants, the cooling towers are provided with high efficiency drift eliminators, located at the top of the cooling tower structures, which remove drift from the cooling tower exhaust air.

2. SOLID WASTE DISPOSAL

Bottom Ash Disposal

The function of the bottom ash disposal system is to remove accumulations of furnace bottom ash, pulverizer pyrites, economizer ash-, and air preheater fly ash by means of a water-ash slurry to a disposal pond located approximately 2,000 feet southeast of the plant site. The system consists generally of three sets of fly ash hoppers (economizer, air heater, and flue gas duct hoppers), pyrite hoppers, the bottom ash hopper, an 18,000 gallon transfer tank, a settling pond, a clear water pond and various pumps, and pipelines.

Clinker grinders are used to grind the bottom ash, which is then mixed with water and sluiced to the ash transfer tank.

The economizer ash collected in economizer hoppers falls by gravity to the ash transfer tank.

The pyrites are collected in local tanks and sluiced to the ash transfer tank.

Ash collected in the flue gas duct hoppers and air preheater hoppers is sluiced to the ash transfer tank.

These ashes are pumped from the ash transfer tank to the bottom ash pond. Reclaimed water is returned from the bottom ash disposal pond and redistributed to the various sections of the bottom ash disposal system.

The solid waste disposal facilities for purposes of the issuance of the Notes include only so much of the bottom ash disposal system as is external to the -plant building and include piping from the building to the settling pond, the pond itself, return water pumps and lines, a clear water pond and piping back to the plant building.

3.	WATER POLLUTION CONTROL

North Plant Sediment Pond

The north plant sediment pond is designed to collect and store the storm runoff from the general north plant area. These waters are retrained in the pond, allowing natural evaporation to desiccate the pond. This prevents high quantities of suspended solids from being discharged to Armells Creek or other state surface waters.

North Plant Area Drainage System

The north plant area drainage system is designed to collect and store storm runoff from the water treatment building, fuel oil handling area and the cooling tower area in the north plant area drain pond. The pond also serves as a storage facility for one cooling tower basin drain, cooling tower overflow, water treatment filter backwash, and for the cooling tower blowdown water not used in the flue gas scrubbing process. These waters are potentially contaminated with oil and high suspended and dissolved solids, and this system stores these discharges preventing any discharge to Armells Creek or other state surface waters. The north plant area drainage system consists of collection basins, piping, concrete culverts, yard drains, manholes and special yard gradings (berms) which route these discharges to the north plant area sump and north plant area drain pond. The north plant area drain pond incorporates a hypalon liner to comply with a permit requirement for minimum seepage. The oil separator section of the sump receives oily surface collection drains. The oil and water are separated. The oil from the sump is then trucked away for disposal.

The water discharges are either pumped to the scrubber effluent holding pond via a 6" diameter pipeline, 19,000 feet in length for evaporation, to the circulating water system, or to the plant oily waste sump as appropriate. Each discharge arrangement has its own set of sump pumps. The pumps and piping system which discharge to the plant oily waste sump are not included in the costs covered by this Report, nor is the circulating water system. The waters recovered are excess to any plant requirements and recovery of the waters does not provide any economic benefit to the plant.

Chemical and Oily Waste System

The chemical and oily waste system is designed to collect, store, treat and dispose of chemical and oily wastes resulting from the normal operation of Units #3 and #4. This system consists of drains and pipes, oil separators, chemical waste sumps, chemical waste neutralizing tanks, neutralizing chemical storage tanks, chemical inspection equipment, and 'associated mechanical and electrical control equipment.

The chemical waste drainage system includes drains and neutralization tanks for collection and treatment of chemical waste. Chemical waste drains are located throughout Units #3 and #4 and are used to collect and transfer chemical waste to holding sumps and neutralization tanks. The neutralization equipment includes chemical storage and injection equipment as well as controls and instrumentation.

The oily waste drainage system is made up of a network of drains which collect oily waste from throughout Units #3 and #4, and dispose of the wastes in the Units #3 and #4 main water-oil sump. Oil separation chambers in the sump allow for oil removal. The treated water is monitored for trace oil levels and released. After separation, the waste oil is removed by a contractor to an offsite disposal area.

Cooling Tower Blowdown System

The cooling tower blowdown system consists of a 6" pipeline from the cooling tower to the waste disposal pond where the blowdown is treated by settlement and evaporation in accordance with water pollution control requirements.

Groundwater Monitoring Wells

Groundwater monitoring wells have been installed around the various ponds associated with the plant operation. These ponds include the scrubber effluent holding pond, the scrubber drain pond, the scrubber wash tray pond, the bottom ash pond, and the north plant area effluent pond. These groundwater monitoring wells provide the ability through sampling to detect and quantify accidental discharges from the above mentioned plant storage and waste ponds. This is necessary to show compliance with State Groundwater Standards and with permit requirements for minimum seepage.